Technology Industry Leader
Mike Eberhard Joins Castlight Health Board of Directors

SAN FRANCISCO - June 23, 2016 - Castlight Health, Inc. (NYSE: CSLT), a leading health benefits platform provider, today announced that technology industry leader Mike Eberhard has joined its Board of Directors. Bryan Roberts, PhD, co-founder of Castlight and general partner at Venrock, remains Castlight’s Chairman of the Board.

Mike Eberhard is the President of Global Distribution for Concur, the world’s leading provider of integrated travel and expense management solutions and services. He joined Concur in 2003 and became President, Global Distribution in January, 2015. At Concur, he has held roles including Executive Vice President, Worldwide Sales & Business Development; Executive Vice President and General Manager, Global Accounts; and Executive Vice President and General Manager, Asia Pacific.

Prior to joining Concur, Mike was Vice President, Worldwide Sales at Xign; Vice President and General Manager for Ariba; and Vice President and General Manager, Education & Government at PeopleSoft.

“Mike brings a wealth of insight from his vast experience in managing enterprise sales and operations in high-growth technology sectors,” said Giovanni Colella, M.D., co-founder and CEO of Castlight Health. “I am honored to welcome Mike to our Board and look forward to working closely with him as we continue our mission to improve outcomes, lower healthcare costs and increase benefits satisfaction.”

“It is a privilege and a pleasure to be a part of the Castlight team,” said Mike Eberhard. “I look forward to working with the Castlight Board and the executive team during this crucial inflection point for healthcare in the United States, and as organizations turn to technology to engage employees with their health and wellness benefits.”

About Castlight Health

Our mission is to empower people to make the best choices for their health and to help companies make the most of their health benefits. We offer a health benefits platform that engages employees to make better healthcare decisions and can guide them to the right program, care, and provider. The platform also enables benefit leaders to communicate and measure their programs while driving employee engagement with targeted, relevant communications. Castlight has partnered with enterprise customers, spanning millions of lives, to improve healthcare outcomes, lower costs, and increase benefits satisfaction.

For more information visit www.castlighthealth.com. Follow us on Twitter and LinkedIn and Like us on Facebook.

Copyright 2016 Castlight Health, Inc. Castlight Health® is the registered trademark of Castlight Health Inc. Other company and product names may be trademarks of the respective companies with which they are associated.

Investor Contact:
Ann Hickey
ir@castlighthealth.com
415-829-1400
Media Contact:
Jim Rivas
press@castlighthealth.com
415-829-1568